UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GCP APPLIED TECHNOLOGIES INC.

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The following press release was issued by GCP Applied Technologies on April 3, 2020.

GCP Applied Technologies Provides Update Regarding Starboard Proxy Contest

Nominates Two Additional New Independent Directors with Significant, Relevant Experience for Election at 2020 Annual Meeting

Starboard Has Not Articulated a Business Plan But Continues to Insist on Replacing Supermajority of GCP Directors Other than Starboard’s Nominees Through Ill-Advised and Opportunistic Proxy Fight

Starboard Needlessly Risks Disrupting GCP’s Significant Progress During Unprecedented and Volatile Market Conditions

CAMBRIDGE, Mass. – April 3, 2020 – GCP Applied Technologies Inc. (NYSE:GCP) (“GCP” or the “Company”), a leading global provider of construction products technologies, today issued the following open letter to shareholders commenting on Starboard Value LP’s (“Starboard”) nomination of candidates to replace a supermajority of the GCP Board of Directors in connection with GCP’s 2020 Annual Meeting of Stockholders (“2020 Annual Meeting”). The Company also posted a fact sheet on its website highlighting GCP’s track record of deliberate, decisive action to drive shareholder value and recent positive business momentum, which is available on the Company’s website at https://investor.gcpat.com/.

Dear Fellow Shareholders:

As you know, over the last year we have taken significant, aggressive actions to position the Company for success and value creation. We wanted to take this opportunity to remind you of our progress and to comment on Starboard’s efforts to replace a supermajority of GCP directors. As you consider your own reactions to Starboard’s proxy contest, we ask you to take the following into account:

GCP’s Significant Performance Improvement and Business Momentum Entering the COVID-19 Crisis

GCP has substantially strengthened its operating performance and created significant business momentum under the leadership of our CEO, Randy Dearth:

•	Achieved four consecutive quarters of improved profitability for Specialty Construction Chemicals (SCC) while expanding margins by 360 basis points in 2019;

•	Completed GCP’s best year of price capture as a public company in 2019, concurrent with our country exit and portfolio rationalization strategy;

•	Increased GCP’s gross margin by 140 basis points year-over-year in 2019;

•	Implemented plan to stabilize and restore Specialty Building Materials (SBM) to sustainable long-term organic growth;

•	Increased 4Q19 VERIFI® sales by 53% and our installed truck base by 56%;

•	Installed new leadership for both SCC and SBM and transitioned to a true business unit operating model;

•

Increased our target for total cost reduction initiatives to approximately $80 million in annualized savings through strategic country exits, global supply chain and service model delivery optimization as well as more efficient G&A functions; and

•	Achieved approximately $33 million in total cost savings through 2019 and have executed on approximately $14 million of the planned $28 million in 2020 cost savings.

GCP Is Financially Well-Positioned to Navigate the COVID-19 Crisis

Our Board and management team have maintained a disciplined approach to capital allocation that has resulted in a very strong balance sheet that, today, is a competitive differentiation, providing substantial financial flexibility and positioning us to successfully manage through the ongoing economic challenges and uncertainty caused by the COVID-19 pandemic.

Starboard’s Proxy Fight

Starboard’s opportunistic and self-serving proxy fight and attempt to replace a supermajority of the Board as a less than 10% shareholder is out of touch with the realities of the current operating environment and global crisis, as well as the best interests of shareholders and our other stakeholders. GCP’s focus is on the operational and financial performance of the business and supporting continued positive momentum. This is particularly important today when, like all companies, we must ensure that the health and safety of employees and serving customers are our most important priorities.

For more than a year, GCP has attempted to work constructively with Starboard, including agreeing last year to add two directors identified by Starboard to the GCP Board. These two Starboard directors, together with the full Board, subsequently participated in a comprehensive review of strategic alternatives. Since that time, we have continued to seek Starboard’s input and ideas to enhance value at GCP. However, Starboard has provided no substantive thoughts or ideas and has declined to provide suggestions or alternatives when asked. Against this backdrop, Starboard is now seeking to replace a supermajority of the Board with its eight handpicked nominees, while simultaneously refusing GCP the opportunity to interview its candidates without a pre-arranged settlement agreement.

Notwithstanding Starboard’s approach, the GCP Board has continuously sought a consensual and constructive resolution and to avoid the distractions and cost of a proxy fight. The GCP Board believes that a proxy contest detracts from its focus on creating shareholder value and driving business improvement. Our most recent proposal to Starboard was:

•	Three independent directors identified by Starboard on our 10-member Board (subject to our customary vetting, interviewing and approval); and

•	The addition of a fourth new independent director about whom we would consult with Starboard.

Starboard dismissed this proposal, which would have provided them substantial representation and input on the GCP Board, demanding in response six of its own handpicked nominees and capping the Board at nine directors – a proposal that would result in Starboard nominees comprising a supermajority of the Board.

GCP Continues to Refresh its Board, Including Nominating Two Additional New Independent Directors on Its Slate for the 2020 Annual Meeting

GCP’s Board believes in the value of refreshment and bringing new thinking and perspective. To that end, we have been regularly refreshing our Board to ensure our directors are diverse and have the appropriate skill sets and experience for our business. This year, we are nominating two additional new independent directors for election to the Board. Armand F. Lauzon, Jr., who most recently served as President and Chief Executive Officer of C&D Technologies, Inc., and John R. McPherson, who most recently served as EVP and Chief Strategy Officer for Vulcan Materials Company. Both individuals have deep backgrounds in the construction products sector and bring the right mix of experience, executive leadership and skills to enhance our Board and help drive GCP’s continued progress. The rest of our highly qualified nominees who are current GCP directors will be: Gerald G. Colella, Randall S. Dearth, Janice K. Henry, Clay H. Kiefaber (who is also nominated by Starboard), James F. Kirsch, Phillip J. Mason, Elizabeth Mora, and Danny R. Shepherd.

Starboard’s refrain of an entrenched, underperforming board is just wrong at GCP. Our process has been disciplined, and we have used a leading independent search firm to help us identify strong candidates. As a result of this commitment to refreshment, five of our nine current directors have joined the Board in just the past three years, and, if all of our nominees are elected this year, following our Annual Meeting six of 10 directors will have joined the Board within the past three years.1

GCP’s Board Is Listening to Shareholders and Overseeing the Company’s Performance During this Turbulent Environment

The fact is that the GCP Board remains focused on positioning GCP for success, and it is disappointing that Starboard has refused to work with us to identify a reasonable path forward. These are uncertain times, and what is most important to the Board is keeping our focus on the business and the health and safety of our employees and customers, without the needless distraction of a proxy fight. We strongly believe that Starboard’s proxy fight and attempt to replace most of our Board, despite the significant improvement in our business fundamentals and positive business momentum, is not in the best interests of GCP shareholders and would destroy value.

We appreciate the continuing input we have received from our shareholders and remain focused on delivering value, serving our customers and keeping our workforce safe during this crisis.

We wish everyone well in this challenging time.

Sincerely,

Elizabeth Mora Independent Chairman of the Board of Directors	Randall S. Dearth President and Chief Executive Officer

Advisors

Evercore is serving as GCP’s financial advisor and Wachtell, Lipton, Rosen & Katz is serving as GCP’s legal advisor.

About GCP Applied Technologies

GCP is a leading global provider of construction products technologies that include additives for cement and concrete, the VERIFI® in-transit concrete management system, high-performance waterproofing products, and specialty systems. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

Investor Relations

Joseph DeCristofaro

T +1 617.498.2616

investors@gcpat.com

Additional Information

GCP intends to file a proxy statement and BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of

[1]	Marran Ogilvie, who joined the Board last year pursuant to an agreement with Starboard, is not being re-nominated by the Company.

Stockholders (the “2020 Annual Meeting”). GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.